DERIVED INFORMATION [7/6/06]

[$841,075,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.
Depositor
[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

PLEASE DO NOT ALTER THIS PAGE.  IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other
Below 70	17,524,425	62,283,286	6,189,063	1,360,191	0
70.01 to 75	16,704,869	54,683,086	85,409,991	3,333,515	0
75.01 to 80	36,052,523	261,738,780	75,491,207	2,919,395	0
80.01 to 85	8,353,604	47,699,343	5,234,260	54,334	0
85.01 to 90	9,031,445	69,117,426	6,297,964	814,853	0
90.01 to 95	6,528,738	9,569,027	1,567,133	113,926	0
95.01 to 100	30,405,807	4,024,736	1,506,163	178,500	0
100.01 plus

FICO
below 549	7,413,594	51,512,632	946,282	97,629	0
550 to 574	7,657,058	33,461,523	4,795,028	289,958	0
575 to 599	17,565,658	93,368,831	16,699,384	644,893	0
600 to 624	33,087,170	104,774,926	37,520,620	1,179,946	0
625 to 649	24,935,095	79,315,443	40,237,516	2,855,874	0
650 to 674	22,128,558	63,193,701	32,596,981	759,070	0
675 to 699	7,038,837	40,213,200	26,210,953	1,682,194	0

700 plus	4,775,441	43,275,427	22,689,020	1,265,150	0

Property Type:
Single-Family Detached	103,696,281	402,493,581	141,266,672	6,546,080	0
PUD	10,647,928	41,686,872	21,916,273	1,352,859	0
Condo	4,665,637	30,383,437	10,799,707	628,706	0
3+ Family Det.	2,145,600	11,197,145	2,429,232	0	0

Manufactured House:	0	0	0	0	0
Other	3,445,966	23,354,648	5,283,899	247,070	0

Purpose:
Purchase	47,145,810	225,686,960	130,349,227	3,455,415	0
Refinance rate/term	10,827,743	34,215,131	4,695,058	766,032	0
Cash Out Refi (COF) Below 70 LTV	16,504,852	54,361,981	4,193,950	1,198,662	0
COF with LTV 70.01 to 75	9,798,234	29,647,561	15,600,885	1,482,647	0
COF with LTV 75.01 to 80	17,330,622	78,848,803	17,087,045	1,215,497	0
COF with LTV 80.01 to 85	6,144,229	35,437,835	4,154,823	0	0
COF with LTV 85.01 to 90	5,400,756	45,082,801	4,032,489	542,535	0
COF with LTV 90.01 to 95	3,994,508	5,418,363	1,215,787	113,926	0
COF with LTV 95.01 to 100	7,454,658	416,250	366,518	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	116,605,947	477,763,788	178,501,254	7,767,669	0
2nd Home	951,122	3,194,896	0	0	0
Investment	7,044,342	28,156,999	3,194,529	1,007,045	0
Other	0	0	0	0	0

Loan Balance
Below 50,000	13,275,964	719,280	139,108	0	0
50,000.01 to 100,000	36,425,013	38,300,026	11,418,178	818,045	0
100,000.01 to 150,000	22,659,795	69,606,132	24,685,966	1,189,849	0
150,000.01 to 200,000	17,372,325	77,641,101	30,112,848	1,218,622	0
200,000.01 to 400,000	27,476,304	223,598,503	74,484,959	3,684,330	0
400,000.01 to 500,000	3,645,700	51,734,321	18,824,142	1,356,078	0
500,000.01 to 600,000	2,343,186	28,535,216	15,219,381	507,790	0
600,000.01 to 1,000,000	1,403,124	18,981,104	6,811,200	0	0
1,000,000.01 and above	0	0	0	0	0

Loan Term
>30 Years	41,373,608	204,048,718	155,853,680	5,156,170	0
30 Years	78,335,777	305,066,965	25,842,102	3,618,545	0
20 Years	1,434,293	0	0	0	0
15 Years	3,271,996	0	0	0	0
Other	185,738	0	0	0	0

Documentation Type
Full Documentation	95,953,542	288,670,908	120,103,853	6,397,159	0
Limited Documentation	14,462,804	111,077,225	28,800,771	932,008	0
Stated Docs with LTV below 70	2,521,609	20,222,960	1,518,011	109,132	0
Stated Docs with LTV 70.01 to 75	2,361,643	13,982,857	16,826,095	729,012	0
Stated Docs with LTV 75.01 to 80	3,151,496	36,647,846	13,768,633	360,333	0
Stated Docs with LTV 80.01 to 85	1,602,134	17,545,792	431,126	0	0
Stated Docs with LTV 85.01 to 90	1,250,005	19,401,969	247,293	0	0
Stated Docs with LTV 90.01 to 95	902,592	464,751	0	0	0
Stated Docs with LTV 95.01 to 100	1,538,692	261,211	0	0	0
Stated Docs with LTV above 100.01	0	0	0	0	0
Other	856,895	840,163	0	247,070	0

Lien Status
1st Lien	93,999,143	509,115,683	181,695,783	8,774,714	0
Second Liens with LTV below 85	819,454	0	0	0	0
Second Liens with LTV 85.01 to 90	3,163,438	0	0	0	0
Second Liens with LTV 90.01 to 95	2,984,477	0	0	0	0
Second Liens with LTV 95.01 to 100	23,634,899	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	2,993,307	73,148,924	5,914,482	799,750	0
Ave. FICO	616	659	672	699	0
Ave. LTV	75	79.1	79.5	81.6	0
% Stated Docs	14.4	9	16.5	0	0

% Full Docs	65.5	59.3	50.4	100	0

MH Stratification:
Total Balance	0
% Pool Balance	0.00%
Ave. FICO	0
Ave. LTV	0
% Full Docs	0%

Silent Seconds Stratification:
Total Balance	406,043,187
% Pool Balance	49.3%
Ave. FICO	649
Ave. LTV	78.4
% Full Docs	62.9%

Second Lien Stratification:
Total Balance	30,602,267
% Pool Balance	3.7%
Ave. FICO	641
Ave. LTV	97.5
% Full Docs	58.4%

LTV Above 90 Stratification:
Total Balance	53,894,031
% Pool Balance	6.5%
Ave. FICO	634
Ave. LTV	98.1
% Full Docs	74.2%